Exhibit 10.2

LEVEL 3 COMMUNICATIONS, INC.

2012 MANAGEMENT INCENTIVE AND RETENTION PLAN

Article I - Establishment and Purpose

Level 3 Communications, Inc., has established this Level 3 Communications, Inc. 2012 Management Incentive and Retention Plan (the “Plan”) to provide a means to encourage key management personnel to remain employed with the Company or one of its Affiliates and to reward the achievement of established performance criteria.  The Plan consists of an opportunity to receive Retention Awards and Incentive Awards.

Article II - Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

“2013 Adjusted EBITDA” means the Company’s Adjusted EBITDA for fiscal year 2013, as determined by the Committee on a run rate basis during the first quarter of 2014, first by normalizing Adjusted EBITDA for the fourth quarter of 2013, and then by multiplying such normalized Adjusted EBITDA for the fourth quarter of 2013 by four to determine full-year 2013 Adjusted EBITDA.

“Adjusted EBITDA” means the Company’s net income (loss) from the Company’s Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense (other than non-cash stock compensation expenses relating to bonus payments made in the form of stock that related to performance in 2013), on a consolidated basis as the accounting elements constituting Adjusted EBITDA are determined in accordance with generally accepted accounting principles and consistent with past practice.

“Affiliate” means any direct or indirect parent entity of the Company that has majority control over the Company, and each direct or indirect subsidiary thereof.

“Award” means a Retention Award or an Incentive Award, as applicable.

“Award Letter” means the letter provided by the Committee to each Participant that sets forth the Participant’s Award opportunity and the terms and conditions of such Participant’s Award hereunder, which shall be substantially in the form set forth on either Exhibit A or Exhibit B, as applicable.

“Base Salary” means the Participant’s annual rate of base salary in effect on April 1, 2012.

“Benchmark Adjusted EBITDA” means $1,328,000,000.

“Board” means the Board of Directors of the Company.

“Cash Incentive Award” means the portion of a Participant’s Incentive Award denominated by, and payable in, cash, which shall equal a multiple of such Participant’s Base Salary based upon the amount by which 2013 Adjusted EBITDA exceeds the Benchmark Adjusted EBITDA, as set forth in such Participant’s Award Letter.

“Cash Retention Award” means the portion of a Participant’s Retention Award denominated by, and payable in, cash, which shall equal a multiple of such Participant’s Base Salary, as set forth in such Participant’s Award Letter.

“Cause” means (i) the willful and continued failure by a Participant to substantially perform his or her duties with the Company and its Affiliates (other than any such failure resulting from his or her incapacity due to physical or mental impairment, or any such actual or anticipated failure after the issuance of a notice of termination by him or her for Good Reason) after a written demand for substantial performance is delivered to the Participant by the Company, which demand specifically identifies the manner in which he or she has not substantially performed his or her duties; (ii) the willful engagement by a Participant in conduct that is demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise or (iii) a Participant’s indictment for, conviction of or plea of guilty or no contest to, any felony; provided, however, that to the extent that any act or failure to act otherwise constituting Cause hereunder is curable, such Participant shall be given not less than ten (10) days’ written notice by the Company’s Chief Executive Officer (or in the case of a Participant who is (or was at any time while a Participant) a “named executive officer” ( within the meaning of Item 402 of Regulation S-K issued under the Exchange Act) of the Company, the Chief Executive Officer or the Board) of the Company’s intention to terminate him or her with Cause.  Such notice of a termination with Cause shall state in detail the grounds on which the proposed termination with Cause is based, and a termination with Cause shall be effective at the expiration of such ten (10) day notice period unless the Participant has fully cured during such period such act or failure to act that gives rise to Cause.

For purposes of this definition, no act, or failure to act, on a Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interests of the Company and its Affiliates.  Any act, or failure to act, based upon (A) the lawful instruction or direction of the Board, (B) the lawful instruction of the Chief Executive Officer of the Company or the Participant’s direct supervisor or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.  Following a Change in Control, a Participant shall not be deemed to have terminated employment for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not fewer than three quarters of the entire membership of the Board (excluding the Participant, if the Participant is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct constituting Cause, and specifying the particulars thereof in detail.

“Change in Control” means the occurrence of any of the following events:

(a)           a change in ownership or control of the Company effected through a transaction or series of related transactions (other than an offering of common stock of the Company to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, or an employee benefit plan maintained by the Company or any of its Affiliates, directly or indirectly acquire, other than pursuant to an acquisition from the Company, “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)           the date upon which individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board since the Effective Date, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board or

(c)           the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

A Change in Control shall also include “change in control event” as described in Treasury Regulation Section 1.409A-3(i)(5) with respect to any Participant who is employed by an Affiliate of the Company at such time that such Affiliate incurs such change in control event.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or a committee or committees of the Board appointed by the Board to administer the Plan.

“Company” means Level 3 Communications, Inc., a Delaware corporation.

“Effective Date” means March 19, 2012.

“Eligible Individuals” means (a) each “named executive officer” of the Company and its Affiliates, within the meaning of Item 402 of Regulation S-K issued under the Exchange Act, as of the Effective Date, other than the Chief Executive Officer of the Company, and (b) each employee of the Company or its Affiliates, other than the Chief Executive Officer of the Company, who is designated in writing by the Committee.

“Equity Incentive Award” means the portion of a Participant’s Incentive Award, if any, consisting of an opportunity to receive a grant of Restricted Stock Units based upon the amount by which 2013 Adjusted EBITDA exceeds the Benchmark Adjusted EBITDA.

“Equity Retention Award” means the portion of a Participant’s Retention Award, if any, granted in the form of a number of Restricted Stock Units awarded under the Stock Plan, as set forth in such Participant’s Award Letter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means, without the Participant’s express written consent, the occurrence of any of the following events on or following a Change in Control:

(i)            a material diminution in the Participant’s authority, duties, responsibilities or reporting requirements, or the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), or any action by the Board, the Company or any of its Affiliates that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial, inadvertent and immaterial action not taken in bad faith and that is remedied promptly after receipt of notice thereof given by the Participant;

(ii)           a reduction in the Participant’s Base Salary or target short-term incentive award opportunity;

(iii)          a requirement imposed by the Company or its Affiliate that the Participant be based at any office or location other than the office or location where the Participant was employed immediately preceding the Change in Control;

(iv)          the failure to continue to provide the Participant with employee benefits substantially similar to those enjoyed by him or her under the pension, life insurance, medical, health, accident and disability plans, or any retirement or fringe benefit material to the Participant for which he or she was eligible at the time of the Change in Control;

(v)           the failure to obtain a satisfactory agreement from any successor to the Company or any acquiror of any Affiliate or division of the Company to assume and agree to perform the Plan pursuant to Section 6.1 herein;

(vi)          the termination of a Participant’s Award other than as a result of a forfeiture of the Award in connection with a Termination of Employment other than a Qualifying Termination; and

(vii)         any purported termination of the Participant’s employment that is not effected pursuant to a notice of termination satisfying the requirements of Section 4.1 herein.

A Participant may terminate his or her employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within ninety (90) days following the initial occurrence of such event.  During such thirty (30)

day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Participant’s termination will be effective upon the expiration of such cure period.  A Participant’s right to terminate his or her employment for Good Reason shall not be affected by his or her incapacity due to physical or mental impairment.  A Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.  For the avoidance of doubt, no Participant shall have Good Reason to terminate his or her employment due to the occurrence or non-occurrence of any events prior to a Change in Control.

“Incentive Award” means an incentive award granted pursuant to Article IV, which shall either consist solely of a Cash Incentive Award or consist of both a Cash Incentive Award and an Equity Incentive Award, as determined by the Committee and set forth in a Participant’s Award Letter.

“Participant” means any Eligible Individual who has been granted an Award under the Plan.

“Plan” has such meaning as provided in Article I.

“Qualifying Termination” means a Participant’s Termination of Employment (i) by the Company other than for Cause or (ii) by the Participant for Good Reason.  A Termination of Employment for any other reason, including by reason of death, disability or retirement, shall not be treated as a Qualifying Termination.

“Release Condition” means the Participant’s execution, delivery to the Company and non-revocation of a release agreement substantially in the form attached hereto as Exhibit C (and the expiration of any revocation period contained in such release agreement) within sixty (60) days following the effective date of such Participant’s Termination of Employment.

“Restricted Stock Unit” has such meaning as provided under the Stock Plan.

“Retention Award” means a retention award granted pursuant to Article III, which shall either consist solely of a Cash Retention Award or consist of both a Cash Retention Award and an Equity Retention Award, as determined by the Committee and set forth in a Participant’s Award Letter.

“Stock” has such meaning as provided under the Stock Plan.

“Stock Plan” means the Level 3 Communications, Inc. Stock Plan.

“Successor” means any person, firm, corporation, or business entity that at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets, stock or business of the Company.

“Termination of Employment” means the event where the Participant has a “separation from service,” as defined under Section 409A of the Code, with the Company and its Affiliates.

Article III - Retention Awards

3.1.         Eligibility for Retention Awards.  Retention Awards may be granted under the Plan to Eligible Individuals, as selected in the sole discretion of the Committee.  As soon as practicable following selection by the Committee, each selected Eligible Individual shall be provided with an Award Letter, which shall describe the terms and conditions of his or her participation in, and Retention Award opportunity under, the Plan.

3.2.         Payment of Cash Retention Awards.  Fifty percent (50%) of a Participant’s Cash Retention Award shall be paid on the last payroll date of the Company occurring in December 2012, and the remaining fifty percent (50%) shall be paid on the last payroll date of the Company occurring in December 2013, subject in either case to the Participant’s continued employment by the Company or any of its Affiliates through the applicable payroll date.  Notwithstanding the foregoing, subject to the Participant’s satisfaction of the Release Condition, any then-unpaid portion of a Participant’s Cash Retention Award shall be paid to the Participant on the sixtieth (60th) day following his or her Qualifying Termination.  For the avoidance of doubt, upon any Participant’s Termination of Employment other than a Qualifying Termination, or a Qualifying Termination following which the Participant does not satisfy the Release Condition, all rights of such Participant to any then-unpaid portion of a Cash Retention Award shall be forfeited.

3.3.         Settlement of Equity Retention Awards.  Fifty percent (50%) of a Participant’s Equity Retention Award shall vest and settle in January 2013, and the remaining fifty percent (50%) shall vest and settle in January 2014, subject in either case to the terms of the Stock Plan and the Participant’s continued employment by the Company or any of its Affiliates through the applicable vesting date.  Notwithstanding the foregoing, subject to the Participant’s satisfaction of the Release Condition, any then-outstanding Restricted Stock Units constituting a Participant’s Equity Retention Award shall vest and be settled on the sixtieth (60th) day following his or her Qualifying Termination.  For the avoidance of doubt, upon any Participant’s Termination of Employment other than a Qualifying Termination, or a Qualifying Termination following which the Participant does not satisfy the Release Condition, all rights of such Participant to any then-outstanding Restricted Stock Units constituting a Participant’s Equity Retention Award shall be forfeited.

Article IV - Incentive Awards

4.1.         Eligibility for Incentive Awards.  Incentive Awards may be granted under the Plan to Eligible Individuals, as selected in the sole discretion of the Committee.  As soon as practicable following selection by the Committee, each selected Eligible Individual shall be provided with an Award Letter, which shall describe the terms and conditions of his or her participation in, and Incentive Award opportunity under, the Plan.  Each Participant’s Award Letter shall set forth the range of performance levels applicable to such Incentive Award and a formula for determining the amount earned by such Participant if performance falls within such range.

4.2.         Payment of Cash Incentive Awards.  A Participant’s Cash Incentive Award, if any, shall be paid as soon as practicable following the Committee’s determination of the level of attainment of the applicable performance criteria set forth in such Participant’s Award Letter, subject to the Participant’s continued employment by the Company or any of its Affiliates through the payment date.  Upon any Participant’s Termination of Employment, all rights of such Participant to any then-unpaid portion of a Cash Incentive Award shall be forfeited.

4.3.         Settlement of Equity Incentive Awards.  As soon as practicable following the Committee’s determination of the level of attainment of the applicable performance criteria, each Participant shall be granted the number of Restricted Stock Units determined pursuant to his or her Award Letter based upon such attainment of such performance criteria, subject to the Participant’s continued employment by the Company or any of its Affiliates through the grant date.  Restricted Stock Units granted in settlement of an Equity Incentive Award hereunder shall settle as soon as practicable following the grant date in accordance with the terms of the Stock Plan.  Upon any Participant’s Termination of Employment, all rights of such Participant to any then-outstanding Equity Incentive Award shall be forfeited.

4.4.         Change in Control.  Notwithstanding anything herein to the contrary, upon a Change in Control, regardless of whether a Participant experiences a Termination of Employment on or following such Change in Control, each then-outstanding Incentive Award held by a Participant who has not experienced a Termination of Employment prior to such Change in Control shall become payable in cash or settled in Restricted Stock Units, as applicable, as of immediately prior to such Change of Control (in the case of an Equity Incentive Award held by a Participant who is a current employee of the Company or any of its Affiliates as of the consummation of such Change in Control, so as to permit such Participant to participate in such Change in Control as a shareholder of the Company with respect to the shares of Stock underlying his or her Equity Incentive Award), in each case at the deemed level of performance specified in such Participant’s Award Letter.

Article V - Rights Of Participants

5.1.         No Employment or Benefit Guaranty.  Neither the establishment of the Plan nor the receipt of an Award Letter (or any modification or amendment thereof), nor the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company, any Affiliate or the Committee except as expressly provided herein.  Under no circumstances shall this Plan or any Award Letter constitute a contract of employment, nor shall the terms of employment of any Participant be modified or in any way affected hereby.  Accordingly, neither participation in the Plan nor the grant of an Award shall be held or construed to give any Participant a right to be retained in the employ of the Company or any Affiliate.

5.2.         Nonassignability.  Benefits under the Plan may not be sold, assigned, transferred, pledged, anticipated, mortgaged or otherwise encumbered, hypothecated or conveyed in advance of actual receipt of the amounts, if any, payable hereunder.

5.3.         No Funding.  The Company and each Affiliate of the Company employing a given Participant shall be jointly and severally responsible for any payments and benefits to such Participant hereunder.  The Plan shall be unfunded, and all payments hereunder and expenses incurred in connection with the Plan shall be paid from the general assets of the Company.  No

Participants shall have any right, title or interest whatsoever in or to any amounts under the Plan prior to receipt.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fund of any kind, or a fiduciary relationship between the Company or an Affiliate and any other person.  The rights of any Participant (or beneficiary) to any amounts hereunder shall be no greater than those of an unsecured general creditor of the Company.

5.4.         Other Plans.  Unless otherwise determined by the Committee for this purpose in writing, any Award made under this Plan shall not be taken into account in computing the Participant’s salary, wages, base pay or compensation for the purposes of determining any benefits or compensation under (i) any pension, retirement, life insurance, severance, welfare or other benefit plans, programs or arrangements of the Company or its Affiliates or (ii) any agreement between the Participant and the Company or its Affiliates.

Article VI - Successors; Binding Agreement

6.1.         Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business or assets of the Company to unconditionally assume all of the obligations of the Company hereunder.  Further, the Company will require each Affiliate or the acquiror of each Affiliate or division that employs a Participant and that ceases to be an Affiliate or division of the Company to establish and maintain a plan that is identical, in all material respects, to the Plan, and designate the Participant as a participant in such plan until the second anniversary of the divestiture of such Affiliate or division.  Failure of the Company to obtain such assumption prior to the effectiveness of any such divestiture by the Company shall constitute Good Reason hereunder and shall entitle the affected Participants to compensation and other benefits in the same amount and on the same terms as such Participants would have been entitled hereunder if they had a Qualifying Termination, except that for purposes of implementing the foregoing, the date on which any such divestiture becomes effective shall be deemed the Date of Termination.

6.2.         Binding Agreement.  The benefits provided under the Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

Article VII - Miscellaneous Provisions

7.1.         Withholding for Taxes.  Notwithstanding any other provisions of the Plan, the Company shall withhold from any payment to be made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable federal, state, local or foreign laws, and in the case of expatriate employees, the withholding required under the Company’s expatriate program, or such other amount or amounts as are agreed to by the Participant.

7.2.         Amendment and Termination.  The Board reserves the right to amend or terminate the Plan, in whole or in part, at any time.  Except as expressly provided in the Plan, no amendment or termination of the Plan shall adversely affect the rights of any Participant under an Award opportunity previously awarded to such Participant.

7.3.         Number.  Words denoting the singular shall include the plural and the plural shall include the singular wherever required by the context.

7.4.         Code Section 409A.  To the extent applicable, and notwithstanding anything herein to the contrary, this Plan and the Awards granted hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding anything herein to the contrary, (i) if at the time of the Participant’s Termination of Employment, the Participant is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Termination of Employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s Termination of Employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  The Company shall use commercially reasonable efforts to implement the provisions of this Section 7.4 in good faith; provided that neither the Company, its Affiliates, any Successor, the Committee nor any of its or their employees, directors or representatives shall have any liability to Participants with respect to this Section 7.4.

7.5.         Severability.  Whenever possible, each provision of the Plan shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Company under the Plan.

7.6.         Effective Date.  This Plan shall be effective as of the Effective Date.

7.7.         Survival.  The respective obligations and benefits afforded to the Company, its Affiliates and each Participant shall survive the termination of the Plan.

7.8.         Governing Law; Validity.  To the extent not preempted by federal law, the Plan, and all benefits and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of

Delaware, without regard to conflict or choice of law principles that might otherwise refer the construction, interpretation or enforceability of the Plan to the substantive law of another jurisdiction.

7.9.         Interpretation and Administration.  The Plan shall be administered by the Committee.  Unless otherwise provided in the Plan, actions of the Committee shall be taken by a majority vote of its members.  The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable for the administration of the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) to determine the amount of any Award (which need not be the same for each Participant or among Participants of the same seniority level, class or title), (vii) to determine the terms and conditions of each individual’s participation, and the level of satisfaction of such terms and conditions, in a manner consistent with the provisions of the Plan, (viii) to establish the Adjusted EBITDA-based performance criteria applicable to Incentive Awards and determine to the extent to which such criteria are achieved and (ix) to delegate to the Company’s Chief Executive Officer the Committee’s authority hereunder to designate Eligible Individuals, other than himself or herself.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan.  Subject to applicable law, prior to a Change in Control, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith shall be final and conclusive and binding on all persons.  Notwithstanding anything in the Plan to the contrary, any court, tribunal or arbitration panel that adjudicates any dispute, controversy or claim arising between a Participant and the Company, or any of their delegates or successors, will apply a de novo standard of review to any determinations made by the Company, Committee or any other person.  Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any person or characterization of any such decision by such person as final, binding or conclusive on any party.

7.10.       Liability.  No member of the Board shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Board or Committee or for any mistake of judgment made in good faith or upon the advice of counsel, and the Company shall indemnify and hold harmless each member of the Committee, and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

7.11.       Entire Agreement.  In the event of any inconsistency or conflict between the terms of the Plan and the terms of any other plan in which a Participant participates or any agreement to which a Participant is a party, the terms of this Plan shall control.

7.12.       Headings.  The Section headings contained herein are for convenience of reference only, and shall not be construed as defining or limiting the matter contained thereunder.

EXHIBIT A

Personal & Confidential

[•], 2012

[NAME]

[ADDRESS]

Dear [FIRST NAME]:

I am pleased to inform you that you have been selected to participate in and to receive an Award pursuant to the Level 3 Communications, Inc. 2012 Management Incentive and Retention Plan (the “Plan”), which has been established to recognize employees who are in a position to make important contributions to the Company and who remain committed and productive during this time of major organizational change.  Your Award, which consists of a Cash Retention Award and a Cash Incentive Award, is subject to all of the terms and conditions set forth in this award letter (this “Award Letter”) as well as all of the terms and conditions of the Plan, all of which are incorporated herein in their entirety.  Capitalized terms used but not otherwise defined herein shall have the same meaning as set forth in the Plan.

Cash Retention Award

Your Cash Retention Award shall equal [•]% of your Base Salary and shall be paid in accordance with Article III of the Plan, subject to your continued employment with the Company or any of its Affiliates through the applicable payment dates and any other terms and conditions set forth in the Plan.

Cash Incentive Award

The value of your Cash Incentive Award will be the result of the following formula:  your Base Salary multiplied by the Performance Multiple.  For purposes of this Award Letter the term “Performance Multiple” means the multiple determined with reference to the chart below, based upon the amount by which 2013 Adjusted EBITDA exceeds the Benchmark Adjusted EBITDA (the “Percentage Increase”).  Any portion of your Cash Incentive Award that is earned by you shall be paid to you in accordance with Article IV of the Plan as soon as practicable after the Committee’s determination of 2013 Adjusted EBITDA, subject to your continued employment with the Company or any of its Affiliates through the payment date and any other terms and conditions set forth in the Plan.  The following table sets forth the full range of your Cash Incentive Award opportunity based on the Percentage Increase:

Percentage Increase Table

Percentage Increase	Performance Multiple
Less than 19%	0
19%
20%
21%
22%
23%
24%
25%
26%
27%
28%
29%
30%
31%
32%
33%
34%
35%
36%
37%
38%
39%
40%
41%
42%
43%
44%
45%
46%
47%
48%
49%
50%
51%
52%
53%
54%
55%
56%
57% or More

The Committee’s determination of the Percentage Increase, which shall be calculated to the nearest hundredth of one percentage point (0.01) and then rounded up (if 0.50 or higher) or down (if less than 0.50) to the nearest whole percentage point, shall be final and binding on you.  For the avoidance of doubt, if the Percentage Increase does not equal or exceed 19%, you shall not be entitled to any payment in respect of your Cash Incentive Award.  Notwithstanding the foregoing, the Percentage Increases set forth in the table above shall be equitably adjusted up or down by the Committee from time to time in good faith to reflect any acquisitions, dispositions, or other extraordinary events that result in or could result in, in either case as determined by the Committee in its sole reasonable discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, you hereunder.  Notwithstanding anything herein to the contrary, in the event that your Cash Incentive Award becomes payable in connection with a Change in Control as set forth in Section 4.4 of the Plan, the Percentage Increase shall for all purposes of this Award Letter be deemed to equal 34%.

It is important that your Award information be kept confidential, as it only pertains to you.  If you have any questions regarding this Award Letter or the Plan, please direct those questions to [•].  Please acknowledge your acceptance of the terms and conditions of your participation in the Plan as set forth in this Award Letter and the Plan by signing your name where indicated below and returning an executed copy of this Award Letter to [•].  I look forward to working with you during this exciting time.

Sincerely,

Acknowledged and agreed:

Name:

EXHIBIT B

Personal & Confidential

[•], 2012

[NAME]

[ADDRESS]

Dear [FIRST NAME]:

I am pleased to inform you that you have been selected to participate in and to receive an Award pursuant to the Level 3 Communications, Inc. 2012 Management Incentive and Retention Plan (the “Plan”), which has been established to recognize employees who are in a position to make important contributions to the Company and who remain committed and productive during this time of major organizational change.  Your Award, which consists of a Retention Award and an Incentive Award, is subject to all of the terms and conditions set forth in this award letter (this “Award Letter”) as well as all of the terms and conditions of the Plan, all of which are incorporated herein in their entirety.  Capitalized terms used but not otherwise defined herein shall have the same meaning as set forth in the Plan.

Retention Award

Your Retention Award shall consist of a Cash Retention Award and an Equity Retention Award, each as described in more detail below.

Cash Retention Award

Your Cash Retention Award shall equal [•]% of your Base Salary and shall be paid in accordance with Article III of the Plan, subject to your continued employment with the Company or any of its Affiliates through the applicable payment dates and any other terms and conditions set forth in the Plan.

Equity Retention Award

Your Equity Retention Award shall consist of [•] Restricted Stock Units granted to you as of the date hereof pursuant to the Stock Plan and the Company’s Amended Master Deferred Issuance Stock Agreement and the Deferred Issuance Stock Award Letter attached thereto (the “RSU Agreement”), each in the form attached hereto as an exhibit.  The Restricted Stock Units granted to you as an Equity Retention Award shall vest and settle in shares of Stock in accordance with Article IV of the Plan, subject to your continued employment with the Company or any of its Affiliates through the applicable payment dates and any other terms and conditions set forth in the Plan, the Stock Plan or the RSU Agreement, as applicable.

Incentive Award

Your Incentive Award shall consist of a Cash Incentive Award and an Equity Incentive Award, each as described in more detail below.  The value of your Cash Incentive Award and the number of Restricted Stock Units to be granted to you in settlement of your Equity Incentive

Award will be the result of the following formula:  (i) with respect to your Cash Incentive Award, your Base Salary multiplied by the Performance Multiple, and (ii) with respect to your Equity Incentive Award, the number of Restricted Stock Units granted to you during the Company’s annual grant cycle in 2012 multiplied by the Performance Multiple.  For purposes of this Award Letter the term “Performance Multiple” means the multiple determined with reference to the chart below, based upon the amount by which 2013 Adjusted EBITDA exceeds the Benchmark Adjusted EBITDA (the “Percentage Increase”).  Any portion of your Incentive Award that is earned by you shall be paid or granted to you in accordance with Article IV of the Plan as soon as practicable after the Committee’s determination of 2013 Adjusted EBITDA, subject to your continued employment with the Company or any of its Affiliates through the payment date and any other terms and conditions set forth in the Plan, the Stock Plan or the RSU Agreement, as applicable.  The following table sets forth the full range of your Incentive Award opportunity based on each Percentage Increase:

Percentage Increase Table

Percentage Increase	Performance Multiple
Less than 19%	0
19%
20%
21%
22%
23%
24%
25%
26%
27%
28%
29%
30%
31%
32%
33%
34%
35%
36%
37%
38%
39%
40%
41%
42%
43%
44%
45%
46%
47%
48%
49%
50%
51%
52%
53%
54%
55%
56%
57% or More

The Committee’s determination of the Percentage Increase, which shall be calculated to the nearest hundredth of one percentage point (0.01) and then rounded up (if 0.50 or higher) or down (if less than 0.50) to the nearest whole percentage point, shall be final and binding on you.  For the avoidance of doubt, if the Percentage Increase does not equal or exceed 19%, you shall not be entitled to any payment in respect of your Cash Incentive Award or to the grant of any Restricted Stock Units in settlement of your Equity Incentive Award.  Notwithstanding the foregoing, the Percentage Increases set forth in the table above shall be equitably adjusted up or down by the Committee from time to time in good faith to reflect any acquisitions, dispositions, or other extraordinary events that result in or could result in, in either case as determined by the Committee in its sole reasonable discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, you hereunder.  Notwithstanding anything herein to the contrary, in the event that your Incentive Award becomes payable or settleable in connection with a Change in Control as set forth in Section 4.4 of the Plan, the Percentage Increase shall for all purposes of this Award Letter be deemed to equal 34%.

It is important that your Award information be kept confidential, as it only pertains to you.  If you have any questions regarding this Award Letter or the Plan, please direct those questions to [•].  Please acknowledge your acceptance of the terms and conditions of your participation in the Plan as set forth in this Award Letter and the Plan by signing your name where indicated below and returning an executed copy of this Award Letter to [•].  I look forward to working with you during this exciting time.

Sincerely,

Acknowledged and agreed:

Name:

EXHIBIT C

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is executed and agreed to by [Participant] pursuant to the terms and conditions of the Level 3 Communications, Inc. 2012 Management Incentive and Retention Plan (the “Plan”).  Capitalized terms used, but not defined, herein shall have the meaning given to them in the Plan.

In consideration of the promises set forth herein, I acknowledge and agree as to the following:

Section 1.              Opportunity for Review; Acceptance.

This Agreement may be executed at any time during the period commencing on the effective date of the Qualifying Termination, which is [—], and ending on [•](1) (the “Review Period”), and during the Review Period, the terms and conditions set forth herein should be carefully reviewed and considered.  To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, this Agreement must be executed and dated where indicated below and returned to the Company in accordance with the notice provisions set forth in the Plan.  Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (the “Revocation Period”), during which time such execution may be revoked by notifying the Company in accordance with the notice provisions set forth in the Plan no later than 5:00 p.m. on the seventh (7th) calendar day following its execution.  Provided that the Agreement is timely executed and not timely revoked, the eighth (8th) day following the date on which this Agreement is executed shall be its effective date.  In the event that the Agreement is not timely executed and delivered to the Company, or if the Agreement is otherwise timely revoked during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations to provide me with my Retention Award pursuant to the Plan, which is conditioned upon the execution and non-revocation of this Agreement.

Section 2.              Consideration.

(a)           Retention Award.  In consideration of my release and waiver of claims set forth in Section 3 below, and conditioned upon my execution and non-revocation of this Agreement, and subject to all other terms and conditions of the Plan, the Company will provide me with (i) any portion of my Retention Award not yet paid to me as of my Qualifying Termination in accordance with the terms of the Plan and my Award Letter and/or (ii) any portion of my Incentive Award not yet paid pursuant to Section 4.4 of the Plan and my Award Letter.

(1)  Insert the date that is 21 days following the effective date of the Qualifying Termination, or if such termination occurs “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following the effective date of the Qualifying Termination.

(b)           No Further Benefits.  I hereby acknowledge and agree that the payment(s) and other benefits provided pursuant to this Section 2 are in full discharge of any and all liabilities and obligations of the Company and each other member of the Company Group to me, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan, or procedure of the Company or any other member of the Company Group or any alleged understanding or arrangement between me and the Company or any other member of the Company Group[, other than any payments or benefits, if any to which I am entitled pursuant to the Level 3 Communications, Inc. Key Executive Severance Plan (the “KESP Benefits”)].(2)

Section 3.              Release and Waiver of Claims.

(a)           Definitions.  As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

(b)           Release.  For and in consideration of the payments and benefits described in Section 0 above, and other good and valuable consideration, I, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date hereof, do fully and forever release, remise, and discharge each member of the Company Group and their successors and assigns, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.  I intend that the release contained herein shall constitute a general release of any and all claims that I may have against the Company Parties to the fullest extent permissible by law.

(c)           No Claims.  I acknowledge and agree that as of the date I execute this Agreement, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(2)  Include bracketed language for individuals who are participants in the Key Executive Severance Plan and who are eligible for benefits thereunder upon a Qualifying Termination.

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(d)           ADEA Release.  By executing this Agreement, I understand that I am specifically releasing all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.  [Include if CA: In addition, I am expressly waiving any and all rights under Section 1542 of the Civil Code of the State of California, or any other federal or state statutory rights or rules or principles of common law or equity, or those of any jurisdiction, government, or political subdivision similar to Section 1542 (a “similar provision”) in effect as of the signing of this Agreement, and as a result, may not invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims that are released under this Agreement.  Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”]

(e)           Preservation of Rights.  Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of (i) my rights with respect to payment of amounts under this Agreement, (ii) any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, and claims under the ADEA that arise after the date of this Agreement, [or] (iii) my rights to indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time[, or (iv) my rights to the KESP Benefits].(3)

(f)            Acknowledgement of Full and Final Release.  I acknowledge and agree that by virtue of the foregoing, I have waived any relief available to me (including without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims or causes of action waived in this Section 3.  I agree, therefore, that I will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

Section 4.              Knowing and Voluntary Waiver.

I expressly acknowledge and agree that I—

(a)           Am able to read the language, and understand the meaning and effect, of this Agreement;

(b)           Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Agreement or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

(3)  Include bracketed language for individuals who are participants in the Key Executive Severance Plan and who are eligible for benefits thereunder upon a Qualifying Termination.

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(c)           Am specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide me with my Retention Award pursuant to the Plan, which the Company has agreed to provide because of my agreement to accept it in full settlement of all possible claims that I might have or ever have had, and because of my execution of this Agreement;

(d)           Acknowledge that but for my execution of this Agreement, I would not be entitled to my Retention Award pursuant to the Plan;

(e)           Understand that, by entering into this Agreement, I do not waive rights or claims under ADEA that may arise after the date on which I execute this Agreement;

(f)            Had or could have had the entire Review Period in which to review and consider this Agreement, and that if I execute this Agreement prior to the expiration of the Review Period, I have voluntarily and knowingly waived the remainder of the Review Period;

(g)           Was advised to consult with my attorney regarding the terms and effect of this Agreement; and

(h)           Have signed this Agreement knowingly and voluntarily.

Section 5.              No Suit.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any of the Company Parties regarding any of the claims released herein.  If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom I have filed such a complaint, charge, or lawsuit.

Section 6.              No Re-Employment.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group.  I affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Section 7.              Successors and Assigns.

The provisions hereof shall inure to the benefit of my heirs, executors, administrators, legal personal representatives, and assigns and shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns.

Section 8.              Severability.

If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect.  The illegality or

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unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

Section 9.              Confidentiality.

The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by me to any person or entity without the prior written consent of the Company, except if required by law, and to my accountants, attorneys, and immediate family, provided that, to the maximum extent permitted by applicable law, rule, code, or regulation, they agree to maintain the confidentiality of the Agreement.

Section 10.            Non-Admission.

Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of me or any member of the Company Group.

Section 11.            Entire Agreement.

This Agreement, together with the Plan, constitutes the entire understanding and agreement between me and each member of the Company Group regarding the termination of my employment.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between me and any member of the Company Group relating to the subject matter of this Agreement.

Section 12.            Governing Law; Jurisdiction.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

*              *              *

IN WITNESS WHEREOF, I have executed this Agreement as of the date set forth below.

[Participant]
Dated:

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